                AMENDMENT TO PURCHASE AND SALE AGREEMENT


     THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT is made and entered into as of the 11th day of October, 1996, by and between LUTHERAN BROTHERHOOD REALTY FUND I, a California limited partnership (collectively "Seller"), and MINCO/NORTHWEST CORPORATION, a Delaware corporation ("Purchaser").

                                RECITALS:

     A. Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated September 10, 1996 (hereinafter "Purchase Agreement").

     B. Purchaser has requested that the Seller agree to extend the Closing Date as set forth below.

     C. Seller is willing to agree to extend the Closing Date as set forth below, but only upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto state, confirm and agree as follows:

     1. Paragraph 7.1 of the Purchase Agreement is hereby amended to provide that the Closing shall take place at the office of Oppenheimer Wolff & Donnelly on Wednesday, October 16, 1996, at 10:00 o'clock a.m.

     2. Except as set forth below, Purchaser acknowledges that all of the Purchaser's objections to title, survey, physical condition, environmental issues, leases, rent rolls, and tenant estoppel letters have been resolved. The following are the exceptions:

         a. Receiving title policies that reflect all of the matters included in the most recent title commitments and endorsements issued by the title company together with the addition of a listing of all tenants on the approved rent rolls with regard to the exception regarding unrecorded leases.

         b. Receiving and approving all of the specific items which are required to be delivered to Purchaser by the Seller on the Closing Date under the terms of the Purchase Agreement and this Amendment.

Seller shall be entitled to the Earnest Money in accordance with Section
11.1 of the Purchase Agreement unless Seller fails to perform Seller's obligations set forth above.

     3. Except as set forth herein, all provisions of the Purchase Agreement shall remain in full force and effect and are not further modified or amended.

                         SELLER:  LUTHERAN BROTHERHOOD REALTY FUND I
                                  a California limited partnership

                         By:      LUTHERAN BROTHERHOOD REAL ESTATE
                                  PRODUCTS COMPANY
                                  a Minnesota Corporation
                                  Its:  General Partner


                                  By:   /s/ Clifford W. Habeck
                                      __________________________

                                  Its:  Assistant Vice President
                                      __________________________

Date of Execution:

October 11, 1996

                                  PURCHASER:

                                  MINCO/NORTHWEST CORPORATION
                                  a Delaware corporation


                                  By:  /s/ Randy J. Sowell
                                      __________________________

                                  Its:      V.P.
                                      __________________________

Date of Execution:

October 11, 1996

                                   PURCHASE
                                   ________

                                     AND
                                     ___

                                    SALE
                                    ____

                                  AGREEMENT
                                  _________



                                 Dated as of


                             September 10, 1996


                                    Between


                     LUTHERAN BROTHERHOOD REALTY FUND I
                      a California limited partnership


                                    and


                       MINCO/NORTHWEST CORPORATION
                         a Delaware corporation

                              TABLE OF CONTENTS
                              _________________


SECTION        HEADING                                               PAGE

1.     Sale and Purchase of Property                                   1
2.     Purchase Price; Earnest Money                                   1
3.     Seller's Warranties                                             2
4.     Seller's Covenants                                              6
5.     Delivery of Information.  Review and Inspection by Purchaser    9
6.     Related Purchase Agreements                                    12
7.     Closing                                                        13
8.     Damage, Destruction and Eminent Domain                         17
9.     Tenant Bankruptcy                                              18
10.    Miscellaneous                                                  19
11.    Default; Termination                                           20
EXHIBIT "A"                                                           25
EXHIBIT "B"                                                           26
EXHIBIT "C"                                                           27
EXHIBIT "D"                                                           28
EXHIBIT "E"                                                           29
EXHIBIT "F"                                                           30
EXHIBIT "G"                                                           31
EXHIBIT "H"                                                           32

                     PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement ("Agreement") is made and entered into this 10 day of September, 1996, by and between LUTHERAN BROTHERHOOD REALTY FUND I, a California limited partnership ("Seller"), and
MINCO/NORTHWEST CORPORATION, a Delaware corporation ("Purchaser").

1.     Sale and Purchase of Property.

       1.1 Seller agrees to sell and convey to Purchaser, and Purchaser agrees to pay the Purchase Price (hereinafter defined) and to purchase and take from Seller, subject to the terms and conditions herein contained: (i) one parcel of real property located at 4948 Winnetka Avenue North, in the City of New Hope, County of Hennepin, State of Minnesota, legally described on Exhibit A attached hereto and hereby made a part hereof (hereinafter called "Land"); (ii) one office/warehouse building thereon, together with all other buildings and improvements located thereon (hereinafter collectively called "Buildings"); (iii) all appurtenances, hereditaments, privileges and easements belonging to the Land and Buildings; (iv) all fixtures, equipment, furnishings, appliances and other items of tangible and intangible personal property which are owned by Seller, are now or hereafter located in the Buildings or on the Land and are used in connection with the maintenance or operation thereof (the "Personal Property"); (v) all leases, licenses and other occupancy agreements as set forth on the Rent Roll attached as Exhibit C (collectively, the "Leases") covering space situated at or within the Land and Buildings and any claim or right to claim against a tenant or occupant (collectively, the "Tenants") under any Lease and all security deposits paid or deposited by and owed to Tenants under the Leases; (vi) all of Seller's rights in and to contractual rights and intangibles with respect to the operation, maintenance, repair and improvement of the Land and Buildings, including service and maintenance agreements, construction, material and labor contracts, utility agreements and other contractual arrangements, all to the extent designated by the provisions of this Agreement as set forth on the list of contracts attached as Exhibit D (collectively, the "Contracts") and (vii) all governmental permits, licenses, certificates and approvals in connection with the ownership and use of the Property (collectively, the "Licenses") and warranties of any contractor, manufacturer or materialman (all the property in this Section 1.1 being hereinafter all collectively referred to as the "Property").

2.     Purchase Price; Earnest Money.

       2.1 Purchaser agrees to pay Three Million One Hundred Thousand and No/100ths Dollars ($3,100,000.00) ("Purchase Price") for the Property which shall be payable as follows:

            2.1.1 Thirty-one Thousand and No/100ths Dollars ($31,000.00) earnest money (said sum, together with all interest accrued thereon, the "Earnest Money"), which sum, shall be wired transferred to Chicago Title Insurance Company (the "Title Insurer") as escrow agent, at its office located at 2200 Plaza VII, 45 South Seventh Street, Minneapolis, Minnesota 55402 within two business days of the acceptance of this Agreement by Seller and shall be immediately placed in a federally insured interest bearing account ("Escrow Account").

            2.1.2 The balance of the Purchase Price subject to credits and adjustments required by this Agreement shall be paid to Title Insurer in certified funds or by wire transfer of good funds on the Closing Date (as that term is hereinafter defined) for disbursement to Seller.

       2.2 All interest earned on the Escrow Money shall be retained in the Escrow Account and shall be considered part of and follow the Earnest Money until the Earnest Money is paid out of such account in accordance with this Agreement.

3.     Seller's Warranties.

       3.1 To induce Purchaser to enter into this Agreement, Seller makes the following representations and warranties, each of which is material and is relied upon by Purchaser. As used herein, the phrases "to the best of Seller's knowledge," or "to its knowledge" or the like, refers only to the actual knowledge of William P. Katter, Asset Manager of Lutheran Brotherhood Real Estate Products Company and Clifford W. Habeck, Assistant Vice President of Lutheran Brotherhood Real Estate Products Company and Seller need not have conducted any investigation.

            3.1.1 To the best of Seller's knowledge, Seller has not received any written notice from any state or local authority having jurisdiction over the Property of any violation of any law, statute, ordinance, code, governmental rule or regulation, or private covenant or restriction, affecting the Property.

            3.1.2 To the best of Seller's knowledge, Seller has not received any written notice of any liabilities which affect the Property, except ad valorem real estate taxes, special assessments and utility bills, or notice of any litigation or threatened litigation with respect to Seller or the Property which may effect the transaction contemplated by this Agreement, the Property or Seller's interest in the Property, or any pending or anticipated condemnation of any part of the Property.

            3.1.3 To the best of Seller's knowledge, Seller has not received any notice of the existence, in, on or under the Property, of any Hazardous Materials in violation of environmental law. "Hazardous Materials" shall mean substance defined as "Hazardous Substances, Hazardous Materials or Toxic Substances" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (12 USC Sec. 6901 et seq.), and in any other Federal, State or local environmental law, statute, regulation, ordinance or code including without limitation asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead based paint and radon. Seller has fully cooperated and shall continue to cooperate during the term of the Agreement with Purchaser and Purchaser's representatives in investigating the history of the Property.

            3.1.4 To the best of Seller's knowledge, Seller has not received any notice of any work completed, commenced or contemplated, which will or may result in any special assessments being levied against the Property, other than special assessments which are levied as of the Effective Date and disclosed in the Title Commitment (as hereinafter defined).

            3.1.5 Seller will be at the time of closing the fee owner of the Property and has full and lawful power and authority to execute, deliver and perform this Agreement and all documents which Seller is required hereby to execute, deliver and perform, and to sell the Property.

            3.1.6 To the best of Seller's knowledge, the most current Rent Roll for the property as of the date hereof is as set forth on attached Exhibit C.

            3.1.7 To the best of Seller's knowledge, the most current true, correct and complete list of Contracts as of the date hereof is as set forth on attached Exhibit D.

            3.1.8 To the best of Seller's knowledge, the financial operating statement(s) for the Property that have been or will be delivered by Seller to Purchaser do not materially misstate the results of operation of the Property for the periods reflected in such statements.

            3.1.9 To the best of Seller's knowledge, the current schedule of Personal Property, as of the date hereof, is as set forth on attached Exhibit E.

            3.1.10 The Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

            3.1.11 To the best of Seller's knowledge, Neither Seller nor its general partner is the subject of any existing, pending, threatened or contemplated bankruptcy, solvency or other debtor's relief proceedings.

            3.1.12 To the best of Seller's knowledge, there are no "Wells", as that term is defined in Minn. Stat. Section 103I.001, Subd. 21(1994), located on the Land, whether in use, not in use or sealed.

            3.1.13 To the best of Seller's knowledge, Seller has not received any notice from any tenant of the event of any default by Landlord pursuant to the terms of the Leases which remains uncured.

            3.1.14 To the best of Seller's knowledge, Seller has not received notice from Seller's insurance carriers of any defects or any requests for alterations or additions to any portion of the Property.

            3.1.15 To the best of Seller's knowledge, there is no individual sewage treatment system, as that term is defined in Minn. Stat.
Section 115.55, on or serving the Land whether in use or not in use.

            3.1.16 Seller is not an 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Seller is not a 'party in interest' (as defined in Section 3(14) of ERISA) with respect to Purchaser.

       3.2 Seller shall indemnify and hold Purchaser harmless from and against any and all claims, actions, judgments, liabilities, obligations, liens, damages, penalties, fines, costs and expenses, asserted against, imposed on, or suffered or incurred by Purchaser (or the Property), directly arising out of or in connection with any breach or untruth of the representations and warranties set forth in this Section 3 hereof. The representations and warranties set forth in this Section 3 shall be deemed to be updated and remade as of the Closing Date; and said representations and warranties, as so remade, and the indemnity obligation set forth above, shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, the representations set forth in Sections 3.1.5, 3.1.10 and 3.1.16 hereof shall survive the Closing Date for an unlimited period of time. Any updated Rent Rolls delivered to Purchaser in accordance with the terms hereof shall be, to the best of Seller's knowledge, the most current true, correct and complete Rent Roll as of the date of such delivery. Notwithstanding anything contained in this Agreement to the contrary, except as set forth in Section 11.2 herein, there shall be no liability on the part of the Seller for breaches of any of the representations, warranties and certifications which are made by Seller as set forth herein (collectively the "Representations"), of which Purchaser had knowledge at Closing. If, notwithstanding Purchaser's knowledge of such breach of Representation, Purchaser closes this transaction, such breach of Representation shall be deemed waived. Purchaser shall have no right to bring any lawsuit or other legal action against Seller, as a result of the breach of the Representation prior to Closing. If Purchaser elects not to waive such breach of Representation, Purchaser's sole remedy is to terminate this Agreement in which event, the Earnest Money shall be returned to Purchaser and neither party hereto shall have any further obligations to the other party hereunder other than the indemnity and confidentiality obligation set forth hereinafter.

          EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS SECTION 3, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS SECTION 3, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS SECTION 3, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, EXCEPT OF THE EXPRESS REPRESENTATIONS SET FORTH IN THIS SECTION 3. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THIS PROPERTY AND HAS BEEN DULY
REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER HAS NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS PARAGRAPH, THIS PARAGRAPH SHALL NOT BE DEEMED TO CREATE OR IMPOSE LIABILITY UPON PURCHASER.

4. Seller's Covenants. Seller agrees and covenants with Purchaser as follows:

       4.1 Between the Effective Date and the Closing Date, Seller shall make commercially reasonable efforts to: (i) maintain and operate the Property in at least as good condition as exists on the Effective Date, ordinary wear and tear of normal use and damage by casualty or condemnation excepted, (ii) comply with the terms of all Leases, (iii) to perform any work required under any Leases or other applicable agreements and (iv) to collect rents and other payments due from Tenants.

       4.2 Between July 29, 1996 and the Closing Date, Seller shall have the right, but not the obligation, to enter into new, renewal or expansion leases subject to Purchaser's consent (which consent shall not be unreasonably withheld). Notwithstanding the above, the consent of the Purchaser shall not be required for lease options or expansion rights which are already provided for under the terms of existing leases heretofore delivered to Purchaser or for those leases which are set forth on Exhibit F attached hereto which leases have been previously approved by Purchaser. Except as set forth above, from and after July 29, 1996 through and including the earlier of the Closing Date or the date on which this Agreement is terminated, Seller shall obtain a written consent from Purchaser prior to (i) entering into any new Lease or renewal, option, amendment or modification thereof or agreement relating thereto, and before terminating any Lease, or (ii) consenting to any sublease or assignment, provided that the Lease requires the consent of Seller for any such sublease or assignment (all such Leases, renewals, options, amendments, modifications, terminations, subleases and assignments being hereinafter referred to as the "Lease Documents"). Seller shall submit to Purchaser a proposal outlining the major business terms of any proposed Lease or renewal, option, amendment, modification, termination, sublease or assignment. Purchaser shall have three (3) business days (i.e. days other than Saturdays, Sundays and legal holidays in the State of Minnesota) after receipt of such proposal to approve or withhold its approval to such proposal. If Purchaser fails to notify Seller within such three (3) business day period, Purchaser shall be deemed to have approved such proposal. After Seller's receipt of Purchaser's approval or deemed approval of any such proposal, Seller may execute the applicable final Lease Document arising from such proposal provided that, in the case of new Leases, such documentation is prepared on the lease form currently utilized by Seller without any material modifications and, in all cases, is consistent with the terms of the proposal approved or deemed approved by Purchaser. Purchaser, in the event and only in the event that Purchaser elects to purchase the Property pursuant to the terms of this Agreement, shall be solely responsible for all Lease Transaction Costs incurred with respect to any agreement whether arising from either a proposal approved or deemed approved by Purchaser or a proposal for which approval is not required by the Purchaser in accordance with the above terms, including but not limited to those leases set forth on Exhibit F and Purchaser shall reimburse Seller at Closing for all Lease Transaction Costs which have been paid by Seller prior to Closing. For purposes hereof the term "Lease Transaction Costs" shall mean all tenant improvements and all lease commissions, concessions and money allowances of Seller, as landlord, under a lease. Seller shall forthwith furnish to Purchaser a complete copy of all Lease Documents entered into by Seller between the Effective Date and the Closing Date. For purposes hereof, to the extent that any renewal of any existing Lease or any sublease or assignment may be effected by the tenant without the consent of Seller pursuant to the terms of such Lease, then such renewal, sublease or assignment shall be deemed to be a Lease Document approved by Purchaser notwithstanding anything set forth herein to the contrary.

     4.3 Between the Effective Date and the Closing Date, Seller shall keep the Property insured against fire, lightning, theft, vandalism, malicious mischief and all other risks and casualties covered by standard extended coverage and "all-risk" endorsements, in an amount equal to the replacement cost and shall also keep the existing liability insurance and loss of rents insurance in full force and effect.

     4.4 Between the Effective Date and the Closing Date, except in the event of an emergency, Seller shall not enter into any new management agreement or other Contract relating to the Property, nor modify any existing Contract without Purchaser's prior written consent unless the Contract may be terminated at any time, without cause and without penalty to Purchaser, on not more than thirty (30) days' written notice. In the event any existing Contract may be terminated at any time, without cause and without penalty to Seller on not more than thirty (30) days' written notice, Seller agrees, after expiration of the Inspection Period (as defined herein), to give such written notice of termination upon receipt of a written request from Purchaser.

       4.5 Between the Effective Date and the Closing Date, Seller shall immediately deliver to Purchaser any notice of a violation of any law, statute, ordinance, code, governmental rule or regulation, or private covenant or restriction hereafter received. If such a violation is discovered prior to the Closing Date, including but not limited to any violation disclosed by a code compliance audit or certificate of occupancy inspection, Seller shall have the right, but not the obligation, to correct the violation prior to the Closing Date. If Seller does not correct any such violation which prohibits the continued use and operation of the Property prior to the Closing Date, Purchaser may, at its option, either
(a) terminate this Agreement, in which event all Earnest Money shall be paid to Purchaser, and neither party hereto shall have any further obligation to the other party hereunder; except for the indemnity and confidentiality obligations set forth herein or (b) elect to purchase the Property without any reduction in the Purchase Price.

       4.6 Seller shall pay, on or prior to the Closing Date, any amounts necessary for the satisfaction and release, of record, of all documents which secure any existing mortgage financing with respect to the Property.

       4.7 Seller shall not accept prepayment of any rent under any Lease more than one (1) month in advance after the Effective Date. Any such prepaid rent received by Seller shall be credited to Purchaser at Closing.

       4.8 At least five (5) days prior to the Closing Date, Seller, shall cause Tenants which in the aggregate lease at least eighty-five percent (85%) of the rented area of the Buildings on the Property (including all tenants which lease 5,000 or more square feet of the Buildings) to furnish to Purchaser a signed estoppel certificate (hereinafter called "Estoppel Certificate") in form attached hereto as Exhibit G. In the event Seller has not received such Estoppel Certificates, Seller shall give Purchaser written notice of such non-receipt at least four (4) days prior to the Closing Date. Purchaser shall have an additional ten (10) business days from the Date of such notice to obtain the Estoppel Certificates directly from Tenants ("Estoppel Extension Period"). The Closing Date shall be extended to the date one business day after the termination of the Estoppel Extension Period. Seller agrees to make a diligent, good faith effort to obtain said Estoppel Certificates. If any such Estoppel Certificate is inconsistent with the Rent Roll in any material respect, or is inconsistent with the security deposits actually received by Seller, or if it indicates that Seller is in default or has not performed some duty of an inducement nature under the Lease described therein, Seller shall have the right, but not the obligation, on or before the Closing Date, to resolve said inconsistency, to cure said default and/or to perform said obligation. If Seller does so resolve, cure or perform the same, Purchaser shall purchase this Property in accordance with the terms hereof. If Seller fails to so obtain such Estoppel Certificates, to resolve any such inconsistency, to cure any such default or to perform any such obligation, on or before the Closing Date, Purchaser may, by written notice to Seller, elect either (i) to purchase the Property anyway, in accordance with the provisions hereof, without any reduction or abatement of the Purchase Price, notwithstanding said failure, and without any continuing obligation upon Seller to obtain, resolve, cure or perform the same, or (ii) to, as its sole and exclusive remedy therefor, terminate this Agreement by written notice to Seller, in which event all Earnest Money shall be paid to Purchaser, and this Agreement shall be deemed to be null, void, terminated and of no further force or effect, except as herein to the contrary expressly provided. If Purchaser fails to so elect either said option (i) or said option (ii), Purchaser shall be deemed to have elected said option (ii).

5.     Delivery of Information.  Review and Inspection by Purchaser.

       5.1 Seller agrees to provide Purchaser a revised and updated list of Contracts and Personal Property and a revised and updated Rent Roll three (3) days prior to closing. Purchaser acknowledges that Seller does not make any representation or warranty regarding the accuracy or completeness of any items, documents, leases and operation and financial information ("Review Materials") provided by Seller to Purchasers except as expressly contained in Section 3 of this Agreement.

       5.2 Conditions to Performance by Purchaser. Purchaser's obligation to perform under this Agreement is hereby made expressly contingent and conditional upon the occurrence, fulfillment, satisfaction or performance of the conditions set forth in Section 5.2.1 and 5.2.2 on or before September 6, 1996 ("the Property Inspection Period Termination Date") the condition set forth in Section 5.2.3 on or before September 13, 1996, (the "Environmental Inspection Period Termination Date") and the condition set forth in 5.2.4 on or before September 13, 1996 ("the Title and Survey Inspection Period Termination Date") (such conditions hereinafter called "Purchaser's Conditions") (hereinafter collectively referred to as the "Inspection Period Termination Date") (the period beginning with the Effective Date and ending with the Inspection Period Termination Date being hereinafter referred to as the "Inspection Period").

            5.2.1 Leases, Operating and Financial Information. All existing Leases, all existing Contracts relating to the Building, which are not terminable on thirty (30) days' or less notice, the Rent Roll, Review Materials and all books, records and files of Seller maintained with Seller's third party property manager relating to the operation of the Property and the income and expenses thereof (hereinafter called "Records"), shall be acceptable to Purchaser in its sole discretion.
Seller has and shall continue to provide access to Purchaser and to its agents, consultants or representatives during normal business hours to the office of Seller's property manager to review the Records relating to the Property. Purchaser may copy the Records at Purchaser's sole cost and expense. If Purchaser, its agents, consultants or representatives enter upon the Property or into the offices of Seller or its property manager to review the Records or to interview Tenants of the Property, such entry shall be made only during normal business hours, after making prior arrangements therefor with Seller. Any such entry or inspection shall be at the sole and entire cost, risk and expense of Purchaser.

            5.2.2 Physical Condition of Property. The physical condition of the Property (but not including the environmental condition of the Property which shall be addressed in Section 5.2.3 hereof), the availability of adequate utilities and services thereto, and the conformance thereof with applicable laws, statutes, ordinances, codes, orders, decrees, rules and regulations (hereinafter called "Governmental Requirements"), shall be acceptable to Purchaser, in Purchaser's sole discretion. Purchaser itself or by its agents, consultants or representatives, may also, at any time during the applicable Inspection Period, after making prior arrangements therefor with Seller, enter upon and inspect the Property during normal business hours; provided, however, that no such entry or inspection shall interfere with the operation of the Property by Seller or the rights of Tenants of the Property or cause any physical damage to the Property. No boring, drilling or other physical intrusion into the land, structures or improvements comprising the Property shall be made on the Property without prior written approval of Seller.
Any such entry shall be at the sole and entire cost, risk and expense of Purchaser.

            5.2.3 Environmental Condition of the Property. The environmental condition of the Property and the conformance thereof with applicable laws, statutes, ordinances, codes, orders, decrees, rules and regulations (hereinafter "Environmental Requirements"), shall be acceptable to Purchaser, in Purchaser's sole discretion, Purchaser, itself or by its agents, consultants or representatives, may also, at any time during the Environmental Inspection Period, after making prior arrangements therefor with Seller, enter upon and inspect the Property during normal business hours; provided, however that no such entry or inspection shall interfere with the operation of the Property by Seller, the rights of tenants of the Property, cause any physical damage to the Property. No boring, drilling or other physical intrusion into the land, structures or improvements comprising the Property shall be made on the Property without prior written approval of Seller. Any such entry shall be at the sole and entire cost, risk and expense of Purchaser.

            5.2.4 Seller shall obtain and deliver, at Seller's expense, a commitment for an owner's policy of title insurance (ALTA 1992 Form) ("Commitment") issued by Title Insurer and containing tax and special assessment searches ("Searches") with respect to the Property and which commitment shall show Lutheran Brotherhood as fee owner and Purchaser as the proposed insured; shall be in the amount of the Purchase Price and shall provide for such endorsements as set forth on Exhibit H. Purchaser acknowledges receipt of such Commitment. Purchaser acknowledges that the Commitment shows that the Property is subject to (a) the standard printed exceptions which appear in ALTA Title Policy forms; (b) real estate taxes and special assessments which are not yet delinquent; (c) the Leases; and
(a) the existing encumbrances listed on Exhibit B attached hereto and hereby made a part hereof (hereinafter all collectively called "Existing Encumbrances"). Seller shall also obtain and deliver at Purchaser's expense, Uniform Commercial Code Searches of filings from both the offices of the Minnesota Secretary of State and the applicable County Recorder, UCC Division ("UCC Search"). The Commitment shall include a complete copy of each document listed as an exception to title or otherwise referred to therein. Purchaser shall obtain a survey of the Property ("Survey"), certified as of a current date in favor of Purchaser and Title Insurer, prepared by a registered land surveyor acceptable to Purchaser. The Survey shall be prepared in sufficient detail to permit the Title Insurer to delete the standard printed survey exception in the title insurance policy and shall be otherwise acceptable to Purchaser. Purchaser shall have until September 13, 1996 to raise, by written notice to Seller, any objections to the title to the Property which Purchaser may have to the title. All objections not so raised shall be deemed waived, and Purchaser agrees to take title to the Property liens, charges, encumbrances, restrictions, conditions, reservations, easements and other matters described in the Title Commitment and not so objected to or which are otherwise hereafter approved by Purchaser (hereinafter all collectively called "Permitted Encumbrances"), provided, however, that Purchaser may make objections to title after that date, if the matters giving rise thereto come to its attention for the first time thereafter. If Purchaser so raises any such objections, Seller shall within 5 days of Purchaser's written notice of such title objections have the right, but not the obligation, to elect to cure the same on or before the Closing Date; provided, however, that Seller shall not have any obligation to take any action or to incur any cost or expense in connection with the cure of any thereof. If Seller elects not to cure such objection within 5 days of the title objection notice or if Seller fails to cure such objections on or before the Closing Date, Purchaser may elect, by written notice to Seller, either (i) to purchase the Property anyway, in accordance with the provisions hereof, and without any reduction in or abatement of the Purchase Price, subject to the matters objected to, and without any continuing obligation upon Seller to cure the same, or (ii) to terminate this Agreement, and this Agreement shall be deemed to be null, void, terminated and of no further force or effect, except as herein to the contrary expressly provided. If Purchaser fails to so elect either said option (i) or said option (ii), Purchaser shall be deemed to have elected said option (ii) in which event all Earnest Money shall be paid to Purchaser and neither party hereto shall have any further obligation to the other party hereunder, except for the indemnity and confidentiality obligations set forth herein. If Seller does cure said objection on or before the Closing Date, Purchaser shall purchase the Property in accordance with the provisions hereof.

            If Purchaser on or before the end of the Property Inspection Period, delivers to Seller written notice of Purchaser's election not to acquire the Property for any reason whatsoever, or if Purchaser on or before the end of the Environmental Inspection Period delivers to Seller written notice of Purchaser's election not to acquire the Property because of Environmental Objections, or if Purchaser on or before the end of the Title and Survey Inspection Period, delivers to Seller written notice of Purchaser's election not to acquire the Property because of Title or Survey objections which Seller elects not to cure, then this Agreement will automatically terminate and the Earnest Money will be returned to Purchaser and neither party hereto shall have any further obligations to the other party other than the indemnity and confidentiality obligations herein. Otherwise upon expiration of the respective Inspection Periods, all such objections shall be deemed waived and Purchaser shall not be entitled to a return of the Earnest Money unless there is a default by Seller under this Agreement.

       5.3 Seller agrees to cooperate with Purchaser in Purchaser's efforts to fulfill, satisfy and/or perform Purchaser's Conditions, provided, however, Seller shall have no obligation to cure any item which is not acceptable to Purchaser during the course of its review of the Property during the Inspection Period. All of the Purchaser's Conditions are for the benefit of Purchaser and may be waived by Purchaser at any time prior to the end of the Inspection Period.

       5.4 Purchaser agrees, unless such Review Materials and other information are in the Public Domain, to keep all Review Materials and any other information relating to the Property provided to it by Seller or obtained by Purchaser in the course of its review and inspection provided for herein confidential until the Closing has occurred, provided that Purchaser may disclose any of such information to its attorneys, accountants, engineers and other advisors, who are involved with Purchaser's acquisition and investigation of the Property or if required to do so by applicable law. Purchaser shall return and deliver to Seller all copies and information relating to the Property provided to Purchaser by Seller or made by Purchaser in the course of said review and inspection, if the Closing does not close for any reason other than a default by Seller. The obligations of the Purchaser under this Section 5.4 shall survive any termination of this Agreement.

6. Related Purchase Agreements. This Agreement is one (1) of four (4) purchase agreements entered into by the Seller (and various affiliates of Seller) and Purchaser (and various affiliates of Purchaser). In addition to this Agreement, the following purchase agreements have been executed:

       (i) That certain Purchase Agreement dated September 10, 1996, by and between Lutheran Brotherhood Realty Fund I, a California limited partnership, and Lutheran Brotherhood, a Minnesota corporation, doing business as Minnesota Joint ventures under the name of Minnetonka 300 & 400 and the name Minnetonka 225, as Seller, and MINCO/Northwest Corporation, a Delaware corporation, as Purchaser ("Minnetonka Purchase Agreement");

       (ii) That certain Purchase Agreement dated September 10, 1996, between Lutheran Brotherhood, a Minnesota corporation, as Seller, and Brooklyn Burnsville Corporation, a Delaware corporation, as Purchaser ("Brooklyn/Burnsville Purchase Agreement");

       (iii) That certain Purchase Agreement dated September 10, 1996 between Lutheran Brotherhood, a Minnesota corporation, as Seller, and MINCO/Northwest Corporation, a Delaware corporation, as Purchaser ("Shingle Creek Purchase Agreement"); and

       (this Agreement and the above three (3) purchase agreements being hereinafter referred to collectively as the "Purchase Agreements"). It is understood and agreed that Seller is entering into this Agreement upon the condition that the Property shall only be sold to Purchaser simultaneously with the properties described in the Brooklyn/Burnsville Purchase Agreement and the Minnetonka Purchase Agreement. Purchaser therefore agrees that should an event of default occur under the terms of this Agreement, the Brooklyn/Burnsville Purchase Agreement or the Minnetonka Purchase Agreement (hereinafter being collectively referred to as the "Related Purchase Agreements") on the part of the Purchaser or should the Purchaser elect for any reason not to purchase the properties described in the Related Purchase Agreements, including the Property (but not including the property located at 1100 Highway 13, Burnsville, Minnesota ("Burnsville Property" in the event that Purchaser elects not to purchase the Burnsville Property in accordance with the terms of the Brooklyn/Burnsville Purchase Agreement), all of the Purchase Agreements shall terminate and be of no further force and effect. In the event that Purchaser elects not to purchase any properties (but not including the Burnsville Property) described in the Related Purchase Agreements during the respective Inspection Periods described in the Related Purchase Agreements, all of the Purchase Agreements shall terminate and the Earnest Money shall be returned to Purchaser and neither party hereto shall have any further obligations to the other party thereunder other than the indemnity and confidentiality obligations set forth therein. In the event that the Purchaser fails to purchase the properties (but not including the Burnsville Property) described in the Related Purchase Agreements after the respective Inspection Periods for any reason other than default by Seller all of the Purchase Agreements shall terminate and the Earnest Money provided for in the Purchase Agreements shall be delivered to Seller and neither party hereto shall have any further obligations to the other party thereunder other than the indemnity and confidentiality obligations set forth therein.

7.     Closing

       7.1 Unless changed as herein provided, or as provided in the Related Purchase Agreements or by mutual agreement, the Closing shall take place at the office of Oppenheimer Wolff & Donnelly on or before September 27, 1996 ("Closing Date").

       7.2 At the Closing, Seller shall cause to be executed by the appropriate parties and delivered the following documents, to be prepared by Seller's counsel and to be in form and substance mutually satisfactory to Seller and Purchaser:

            7.2.1 A limited warranty deed in recordable form ("Deed"), subject only to Permitted Encumbrances and to such other exceptions which Purchaser has accepted or is deemed to have accepted pursuant to Section
5.2.4 hereof which shall contain the legal description of the Property as shown on the Survey.

            7.2.2 A limited warranty bill of sale conveying to Purchaser fixtures, equipment, appliances, furnishings and all Personal Property, owned by Seller, located at and used in connection with the Property.

            7.2.3 Evidence satisfactory to Purchaser and Title Insurer that this Agreement, the Deed and all other Closing documents have been validly authorized, executed and delivered by and on behalf of Seller, and any affidavits or other agreements reasonably required by Title Insurer to issue the Title Policy (as hereinafter defined).

            7.2.4 The originals of all Leases and Contracts relating to the Property.

            7.2.5 To the extent possessed by Seller, copies of all site plans, blueprints, plans, specifications and operating manuals relating to the Property and copies of all building permits, certificates of occupancy and other records relating to zoning, utilities and construction of the Improvements on the Property, together with an assignment by Seller of all of its right, title and interest therein to Purchaser.

            7.2.6 All documents required to be delivered by Seller to Purchaser pursuant to any other provisions of this Agreement.

            7.2.7 Assignment of all of the Leases, of any guarantees thereof, of the security and other deposits and all advance rental payments collected or received by Seller which Seller is required to credit to Purchaser hereunder. Purchaser shall join in the assignment document to assume the continuing Landlord obligations thereunder. Seller shall indemnify Purchaser against all loss, cost or expense, including reasonable attorneys fees, damage and liability incurred by Purchaser as a result of claims brought against Purchaser with respect to a breach by Seller of any Leases, which breach shall have occurred prior to the date of Closing. Purchaser shall indemnify Seller against all loss, cost or expense (including reasonable attorneys fees), damage and liability incurred by Seller as a result of claims brought against Seller with respect to a breach by Purchaser of any Leases, which breach shall occur on or after the date of Closing. Such indemnities shall be limited to a term of one (1) year and shall be of no further force and effect upon the expiration of one
(1) year after the date of Closing.

            7.2.8 Assignment of all Contracts; of all warranties, guarantees, permits, Licenses and certificates applicable or relating to the Property, to the extent assignable and not otherwise terminated in accordance herewith. Purchaser shall join in the assignment document to assume all of Seller's obligations after the Closing. Seller shall indemnify Purchaser against all loss, cost or expense, including reasonable attorneys fees, damage and liability incurred by Purchaser as a result of claims brought against Purchaser with respect to a breach by Seller of any Contracts which breach shall have occurred prior to the date of Closing. Purchaser shall indemnify Seller against all loss, cost or expense (including reasonable attorneys fees), damage and liability incurred by Seller as a result of claims brought against Seller with respect to a breach by Purchaser of any Contracts, which breach shall occur on or after the date of Closing. Such indemnities shall be limited to a term of one
(1) year and shall be of no further force and effect upon the expiration of one (1) year after the date of Closing.

            7.2.9 A transferor's certification stating that Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the United States Internal Revenue Code and the Income Tax Regulations promulgated thereunder ("Code") and setting forth such other information as may be required by Section 1445(b)(2) of the Code.

            7.2.10 A Seller's affidavit stating that there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Property, that there has been no skill, labor or material furnished to the Property for which mechanics' liens could be filed, and that there are no other unrecorded interests in the Property (except Leases which Seller has provided to Purchaser).

            7.2.11 The owner's duplicate certificate(s) of title, if the title to the Property has been registered pursuant to Minn. State. Ch. 508 or any other documents necessary to record the deed and other recording documents.

            7.2.12 Well certificates, relating to the Land, which conforms with Minn. Stat. Section 103I.235, Subd. 1 (1994), unless the Deeds contain the following statement: "The Seller certifies that the Seller does not know of any wells on the described real property".

            7.2.13  A certificate with respect to ERISA as set forth in
Section 3.1.16.

            7.2.14 Tenant Estoppel Certificates as required by Section 4.8 herein.

            7.2.15 Form Letter to tenants notifying tenants that the Property has been sold and that payments of rent and other amounts due under the terms of the Leases shall be payable to Purchaser or as Purchaser shall direct.

            7.2.16 1992 Form B Owner's policy of title insurance consistent with the Commitment as approved by the Purchaser except that it shall be free and clear of the standard printed exceptions appearing in the commitment.

            7.2.17 Any insurance certificates from tenants in Seller's possession.

            7.2.18 Seller's tax identification number and any other information required by the Title Insurer to allow the Title Insurer to comply with its reporting requirements.

       7.3 On the Closing Date, Purchaser shall direct the Title Insurer to pay to Seller the Purchase Price, and Seller shall deliver possession of the Property together with all keys to the Property in Seller's possession and all codes for any security devices on the Property to Purchaser, subject only to Permitted Encumbrances, and to such other exceptions which Purchaser has accepted or is deemed to have accepted pursuant to Section
5.2.4 hereof, including the rights of Tenants under Leases.

       7.4 On the Closing Date, Seller and Purchaser shall execute a closing statement to be prepared by the Title Insurer upon which the following adjustments shall be made as of the close of business on the day immediately preceding the Closing (the "Adjustment Date").

            7.4.1 All real estate taxes and installments of special assessments due and payable in the year during which the Closing takes place shall be prorated between the parties on a 366-day year as of the Adjustment Date, with the Purchaser being responsible for the portion attributable for the period after the Adjustment Date.

            7.4.2 A proration of the collected rents (including, without limitation, payments or reimbursements for operating expenses, common area costs and real estate taxes), vending machine revenues (if any), utilities, and all other income and operating expenses relating to the Property (other than expenses of real estate taxes and special assessments) shall be made between Seller and Purchaser as of the Adjustment Closing Date on the basis of a 366-day year, with Seller being responsible for the expenses and entitled to the revenues accrued during or applicable to the period before and on the Adjustment Date, and Purchaser being responsible for the expenses and entitled to the revenues accrued during or applicable to the period after the Adjustment Date.

            7.4.3 If any rents are so collected by Purchaser after the Closing which Seller shall be entitled to, such rents shall be paid over by Purchaser to Seller. For the purposes of determining to which periods rents collected by Purchaser after the Closing are applicable, any rent payments shall be applied in the following order: (1) to unpaid rent for the month in which the Closing Date occurs; (2) to unpaid rent for any month after the month in which closing occurs and which is due and owing prior to the date of collection; (3) to unpaid rent for any month prior to the month in which the Closing Date occurs; and (4) to prepayment of any other subsequent month's rent. Seller hereby retains the continuing right, which shall survive the Closing, to bring an action for collection of sums due and owing but not for possession or termination of any lease against any Tenant for unpaid rent attributable to the period through the Closing Date. With respect to any rents (including without limitation reimbursement obligations for operating expenses, common area costs, insurance or real estate taxes) for any given Tenant for the months prior to the month in which Closing occurs, due but not paid as of the Closing Date, Purchaser shall forward any such amounts received by Purchaser directly to Seller.

            7.4.4 Seller shall credit to Purchaser the amount of all damage or security deposits collected or received by Seller with respect to any Tenants of the Property, including any interest accrued thereon as of the Adjustment Date which must be paid to such Tenants pursuant to their Leases or any applicable statute.

            7.4.5 If at any time any of the amounts to be apportioned under Sections 7.4.2 or 7.4.3 hereof cannot be calculated with complete precision because the amount or amounts of one (1) or more items included in such calculation are not then known, such calculation shall be made on the basis of reasonable estimates by Seller and Purchaser of the amount or amounts of the item or items in question, subject to adjustment (by additional payment by Purchaser to Seller or by refund from Seller to Purchaser) when the actual amount or amounts of such item or items becomes known. Promptly after the actual amount of any such item becomes known to either party hereto, which includes year end common area expense reconciliation, such party shall notify the other thereof and shall include in such notice the amount of any required adjustment. If such adjustment requires an additional payment by Purchaser to Seller, Purchaser shall make such payment to Seller simultaneously with its giving of, or within twenty
(20) days after its receipt of, such notice, as the case may be. If such adjustment requires a refund by Seller to Purchaser, Seller shall make such refund simultaneously with its giving of, or within twenty (20) days after its receipt of, such notice, as the case may be. The obligations of this
Section 7.4.5 shall survive and remain enforceable after the Closing of the Sale of the Property.

       7.5 Seller shall pay the cost of the Commitment, the Title Documents and the Searches. Seller shall pay the state deed tax applicable to the Deed delivered hereunder. Seller shall credit to Purchaser an allowance up to $1,000.00 for reimbursement of the actual costs of the Survey obtained by Purchaser. Seller shall pay all leasing commissions and tenant improvement costs incurred in connection with any Lease executed on or before the Effective Date.

       7.6 Any closing fee or escrow fee charged by the Escrow Agent or Title Insurer shall be paid one-half by Purchaser and one-half by Seller.

       7.7 Purchaser shall pay the cost of the Title Policy and any endorsements thereto and the cost of recording the Deed. Purchaser shall pay the cost of the UCC Search. Purchaser shall assume and reimburse Seller for any Lease Transaction Costs for any Lease executed pursuant to
Section 4.2 above.

       7.8 Each party shall pay the fees of its own attorneys and accountants incurred in connection with the negotiation, execution and performance of this Agreement.

8.     Damage, Destruction and Eminent Domain.

       8.1 Risk of loss with respect to the Property shall remain upon Seller and shall not pass to Purchaser until the completion of the closing.

       8.2 If, prior to closing, the Property or any part thereof is substantially damaged or destroyed by fire, the elements or any cause, Seller shall forthwith notify Purchaser of said damage or destruction, in writing. If Purchaser delivers written notice of its election to terminate this Purchase Agreement to Seller within fifteen (15) days of Seller's giving notice of such damage or destruction, this Purchase Agreement shall be terminated and become null and void. Upon receipt by Seller of written notice delivered with the applicable fifteen (15) day time period of an election by Purchaser to so terminate this Purchase Agreement, all Earnest Money, and all interest accrued thereon, shall be paid to Purchaser and no party hereto shall have any further claims against the other hereunder other than the indemnity and confidentiality provisions herein. If Purchaser elects to proceed and to consummate the purchase despite said substantial damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Purchaser Seller's right, title and interest in and to all insurance proceeds resulting or to result from said damage or destruction and shall reimburse Purchaser, in cash, for any deductible amounts under its insurance policies. For the purposes of this Subsection 8.2, the words "substantial-ly damaged or destroyed" shall mean damage or destruction which the Purchaser and Seller reasonably agree would cost three (3%) of the Purchase Price or more to repair. In the event of any less than substantial damage or destruction prior to the Closing Date, Seller shall either fully and properly repair the same or restore the Property to the condition required hereby prior to the Closing Date, or shall permit Purchaser to deduct the cost of so repairing the same as reasonably determined by Purchaser and Seller from the cash portion of the Purchase Price payable at the closing, at Seller's option.

       8.3 If, prior to closing, the Property or any part thereof shall be taken by eminent domain, Seller shall forthwith notify Purchaser of said taking, in writing. If Purchaser gives written notice of its election to terminate this Purchase Agreement within fifteen (15) days of Seller's giving notice of such substantial taking, this Purchase Agreement shall be terminated and become null and void. Upon receipt by Seller of written notice delivered within the applicable fifteen (15) day time period of an election by Purchaser to treat this Purchase Agreement as null and void, all Earnest Money, and all interest accrued thereon, shall be paid to Purchaser and no party hereto shall have any further claims against the other hereunder other than the indemnity and confidentiality provisions herein. If Purchaser elects to proceed and to consummate the purchase despite such a taking, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Purchaser all Seller's right, title and interest in and to any award made or to be made in the eminent domain proceeding. Seller agrees to give Purchaser prompt written notice of any such taking or proposed taking in the manner hereinafter provided.

9.     Tenant Bankruptcy.

       9.1 If, prior to closing, any tenant or tenants which in the aggregate lease more than 10% of the rentable area of the buildings on the Property or any tenant which leases more than 15,000 square feet of the buildings, files a petition for relief with any bankruptcy court, with jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, Seller shall forthwith notify Purchaser of such filing, in writing. If Purchaser gives written notice of its election to terminate this Purchase Agreement to Seller within fifteen (15) days of Seller's giving notice of such bankruptcy as a result of such filing, this Purchase Agreement shall be terminated and become null and void and the Earnest Money be returned to Purchaser and neither party hereto shall have any further obligations to any other party other than the indemnity and confidentiality obligations herein.

10.     Miscellaneous.

       10.1 All the terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective legal representatives, successors and assigns of Seller and Purchaser; provided, however, that Purchaser may not assign its rights hereunder without the prior written consent of Seller which consent shall not be unreasonably withheld.

       10.2 Each of the parties hereto represents that such party has not incurred and is not paying any brokerage fee or commission, finder's fee or other selling commission or fee as a result of the transaction described herein, except that Seller has agreed to pay a brokerage fee or commission to CB Commercial in connection therewith by a separate agreement, and each party hereto agrees to indemnify the other against, and to hold the other harmless from, any claim for any such brokerage fee or commission, finder's fee or other selling commission or fee incurred as a result of the agreements or actions of the indemnifying party, and any costs and expenses incurred in defending against any such claim, including court costs and reasonable attorneys' fees. The representations and agreements set forth in this Section 10.2 shall survive the Closing or earlier termination of this Agreement.

       10.3 Any notice, request or other communication required or provided to be given under this Agreement shall be in writing signed by the party giving the same or by its attorneys, and shall be deemed sufficiently given when (i) delivered personally upon receipt or (ii) upon receipt when mailed by certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered to Federal Express, UPS or other similar overnight service courier, addressed as follows:

          To Seller:          Lutheran Brotherhood Realty Fund I
                              Attention:  Clifford W. Habeck
                              625 Fourth Avenue South
                              Suite 1030
                              Minneapolis, Minnesota 55415
                              Fax:  (612) 340-8458

          To Purchaser:       MINCO/Northwest Corporation
                              Attention:  Randy J. Sowell
                              700 North Brand Boulevard
                              Suite 300
                              Glendale, California 91203
                              Fax:  (818) 545-8460

                              Benjamin J. Randall, Esq.
                              Katz, Randall & Weinberg
                              333 West Wacker Drive, Suite 1800
                              Chicago, Illinois 60606
                              Fax:  (312) 807-3903

    With a courtesy copy to:  Mr. Stanley Iezman
                              American Realty Advisors, Inc.
                              700 North Brand Boulevard, Suite 300
                              Glendale, California 91203
                              Fax:  (818) 545-8460

or to such other party or such other address in the United States of America as such party, by notice given as herein provided at least ten (10) days prior to the effective date of said change or addition of address, shall designate; provided, however, that no party hereto may require notice to be sent to more than two (2) addresses. Any notice given in any other manner shall be effective only upon receipt by the addressee.

       10.4 This Agreement constitutes the entire and complete agreement of the parties hereto with respect to the Property, shall supersede all prior agreements (including any letter of intent) (but not including that certain Letter Agreement dated July 25, 1996 providing for Early Access and Indemnity for Due Diligence Investigations by and between Seller and American Realty Advisors, Inc.) with respect thereto, and may be modified only in writing. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby. This Agreement shall be construed and interpreted under and governed by the laws of the State of Minnesota. This Agreement or any memorandum of this Agreement shall not be recorded in any public record relating to the Property.

       10.5 The Section headings or captions appearing herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

11.     Default; Termination.

       11.1 If Closing does not occur as and when provided in this Agreement because of a default by Purchaser, then Seller shall be entitled, as its sole and exclusive remedy, to receive the Earnest Money together with the Earnest money which shall be deposited in accordance with the terms of the three Purchase Agreements as described in Section 6 hereof, and all interest thereon as liquidated damages and to terminate this Agreement and the Purchase Agreements by notice to Purchaser and upon such termination neither party shall have any further claims against, obligation to or rights against the other hereunder except for the indemnity and confidentiality obligations set forth herein.

       11.2 If Closing does not occur as and when provided in this Agreement because of a default by Seller, then Purchaser shall be entitled as its sole and mutually exclusive remedies:

              11.2.1 If Seller's default is within its sole and exclusive control, then Purchaser shall have the right to obtain specific performance of Seller's obligations with respect to the Closing as set forth in Section
7.2 hereof to the extent that such obligations are in the sole and exclusive control of Seller.

                      Any cause of action seeking specific performance must be commenced within three (3) months after the Closing Date. In the event Purchaser elects to commence an action seeking specific performance, such commencement shall be deemed to be an election of remedies and Purchaser shall have no further right to terminate this Agreement to commence any other action or to recover damages or certain out of pocket expenses as set forth below. In the event Purchaser commences an action seeking specific performance and such action is dismissed or otherwise eliminated without entry of an order against Seller granting Purchaser the right of specific performance, then Seller is entitled to recover from Purchaser its costs and expenses incurred in such action, including reasonable attorneys fees. If Purchaser obtains the entry of an order against Seller granting Purchaser the right of specific performance then Purchaser is entitled to recover from Seller its costs and expenses incurred in such action, including reasonable attorneys fees.

              11.2.2 Terminate this Agreement by notice to Seller and upon such termination, receive the Earnest Money and all interest thereon and neither party shall have any further claims against, obligations to or rights against the other hereunder except the indemnity and confidentiality provisions herein. Except as set forth in Section 3.2 and 10.2 hereof, Purchaser hereby waives any right to recover damages from Seller for any default by Seller hereunder, except for the right to reimbursement of certain out-of-pocket expenses under the circumstances provided for below.

                      In the event that Purchaser has not exercised its option to terminate this Agreement during the Inspection Period and is ready, willing and able to proceed to Closing but Seller has intentionally caused at any time after the Inspection Period Termination Date one of the following events to occur for the purpose of preventing Purchaser from being able to purchase the Property (i) creation of a new title exception with respect to the Property which has a material adverse effect thereon,
(ii) creation of a lease default on the part of the landlord under a Lease which allows the tenant thereunder to legally terminate such Lease, (iii) creation of circumstances which make the Property untenantable, or (iv) commission of fraud or material misrepresentation with respect to the current status of any of the representations set forth in Section 3 above, then Seller shall, in addition to returning the Earnest Money, reimburse Purchaser for its actual out of pocket expenses of Purchaser's third party consultants as evidenced by paid written invoices (which cumulative total reimbursement amount with respect to this Agreement and the Purchase Agreements described in Section 6 shall not exceed the total sum of One Hundred Ten Thousand and No/100ths Dollars ($110,000.00) and in no event shall exceed the sum of $12,222.22 per building). Reimbursement for the out of pocket expenses of Purchaser shall be conditioned upon Seller receiving full and complete copies of all environmental, ADA, engineering, survey and any other third party reports completed by Purchaser and an assignment of all rights to use such information and/or reports. Seller shall separately pay any reasonable recertification fees required by any third party consultants to certify said reports to Seller. Nothing contained herein shall be construed to require Seller to cure any condition raised by Purchaser either before or after the Inspection Period or to reimburse Purchaser for its out-of-pocket expenses upon the termination of this Agreement as a result thereof unless such condition was intentionally caused by Seller for the purpose of preventing Purchaser from being able to purchase the Property as specifically set forth above. The above obligation to reimburse Purchaser for its out-of-pocket expenses shall not arise as a result of (a) tenants terminating their leases or failing to enter into leases for any reason other than as the result of Seller's intentional creation of circumstances which would allow tenant to legally terminate its Lease; or (b) the deteriorating condition of any aspect of the Property for any reason other than as a result of Seller's intentional creation of circumstances which would make the Property untenantable. In the event that the Seller is obligated to reimburse the Purchaser for its out-of-pocket expenses as provided for herein, Seller shall so reimburse Purchaser no later than ten (10) days after receipt of satisfactory invoices as set forth above, which claim by Purchaser shall survive the termination of and be independent of this Agreement which shall terminate immediately as of the Closing Date or such earlier date as Purchaser elects not to purchase the Property.

         11.3 In the event either party defaults with respect to any obligations arising after Closing, and fails to cure such default within thirty (30) days after the date on which such defaulting party receives written notice of such default from such other party, the non-defaulting party shall have all legal rights and remedies available at law or in equity.

         11.4 Time is of the essence with respect to the Purchaser's Inspection Periods, the Closing Date, and all other dates set forth or provided for herein.

         11.5 The Effective Date of this Agreement shall be the date of the day immediately after the day Seller executes all counterpart originals of this Agreement so long as Seller forwards a counterpart original of the Agreement to Purchaser by Federal Express or other similar overnight courier service on the day of execution. Seller shall fill in the date of this Agreement on page 1 hereof as of the Effective Date.

                              SELLER:

                              LUTHERAN BROTHERHOOD REALTY FUND I
                              LIMITED PARTNERSHIP,
                              a California limited partnership
                              By:  Lutheran Brotherhood Real Estate
                              Products Company, a Minnesota corporation
                              Its:  General Partner


                              By:   /s/ Gary J. Kallsen
                                  _______________________________________

                              Its:  Vice President
                                  _______________________________________


                              By:   /s/ Otis F. Hilbert
                                  _______________________________________

                              Its:  Vice President
                                  _______________________________________

Date of Execution:

September 9, 1996

                              PURCHASER:

                              MINCO/NORTHWEST CORPORATION
                              a Delaware corporation


                              By:   /s/ Stanley Iezman
                                  _______________________________________

                              Its:  President
                                  _______________________________________

Date of Execution:

September 5, 1996














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